Exhibit 99.2

CONTACT: Warren R. Wilkinson
Tel. (317) 710-4323

Republic Airways Holdings Announces New
Service Agreements with Delta Air Lines

Indianapolis, IN (December 22, 2004) - Republic Airways Holdings Inc. (NASDAQ/NM: RJET) announced today that its Republic Airlines subsidiary has agreed with Delta Air Lines, Inc. to operate the Embraer 170 aircraft as a Delta Connection partner. The Embraer 170 agreement is subject to execution of the final definitive code share agreement. In addition, its Chautauqua Airlines subsidiary has amended its existing Delta Connection agreement.

Republic Airlines will operate 16, 70-passenger Embraer 170 aircraft. Aircraft deliveries will begin in mid 2005 with the last aircraft delivery to occur in mid 2006. In connection with the new agreement, Republic Airways Holdings will issue warrants to Delta allowing for the purchase of up to 960,000 of its common shares at an exercise price of $11.60, which is the closing price of the stock on December 22, 2004. The warrant is subject to a number of conditions including the number of aircraft delivered and the continued performance of Delta over the duration of the service agreement. The term of the new Republic agreement is 14 years, and Delta received a termination for convenience right, which can be exercised no earlier than the eighth year of the agreement. The Republic Airlines code-share agreement will be substantially similar to the existing Chautauqua Airlines agreement.

Chautauqua Airlines amended agreement calls for a two year contract term extension to May 31, 2016, a one year extension of the notice date of Delta’s termination for convenience option to November 30, 2009, and a cancellation of 2,025,000 existing warrants, or 45% of the warrants previously granted to Delta by RJET. In addition, Delta has agreed to cancel its order for eight, Embraer ERJ 145, 50 passenger aircraft that were scheduled for delivery during the first half of 2005. In return for these contractual changes, Chautauqua has agreed to reduce its compensation levels on the existing ERJ-145 fleet, by three percent (3%) for the remainder of the contract.

“We are very pleased we were able to take a proactive stance towards working with Delta in their successful restructuring efforts. In doing so we were able to provide Delta long-term savings in our existing business and also provide a cost effective solution for new 70 seat EMB-170 regional jets. These agreements represent a strong example of a “win-win” business partnership,” said Bryan Bedford, Chairman, President and Chief Executive Officer of Republic Airways Holdings. “Our company has an excellent tradition of delivering safe, reliable and cost effective service to our partners. We are excited to add the Embraer 170 to the Delta Connection program. This aircraft has received excellent customer acceptance from passengers and sets a new standard in regional airline service in North America.”

“Chautauqua continues to be a reliable and cost-efficient provider of regional jet service to Delta," said Fred Buttrell, President and Chief Executive Officer of Delta Connection, Inc. "We are pleased to replace existing orders for 50-seat aircraft with roomy and customer-friendly Embraer 170s which better fit our growth plans for 2005 and 2006 and allow us to promptly respond to changing market conditions. The Embraer 170s range and enhanced customer amenities will play an important role in fulfilling network requirements not currently met by Delta Connection carriers existing fleet of regional jet aircraft.”

The Embraer 170 will be configured with 6 first class seats in a two and one configuration and 64 coach seats in a two by two configuration. First class passengers will enjoy a 36 inch seat pitch while coach passengers will enjoy a 32 inch seat pitch.

Republic Airways Holdings, based in Indianapolis, Indiana, is an airline holding company. Chautauqua Airlines offers scheduled passenger service on more than 670 flights daily to 70 cities in 30 states, the District of Columbia, Canada and the Bahamas through code sharing agreements with four major U.S. airlines. Republic Airlines is currently completing its FAA certification.

The airline currently operates a fleet of 110 Embraer regional jets, including 68 ERJ-145’s, 15 ERJ-140’s, 17 ERJ-135’s and ten Embraer 170’s. All of its flights are operated under its major airline partner brand, such as AmericanConnection, Delta Connection, United Express and US Airways Express. The airline employs more than 2,400 aviation professionals.

More information on Republic Airways Holdings and its subsidiaries can be found at www.rjet.com.

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